As filed with the Securities and Exchange Commission on June 27, 2016

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Southport Drive Morrisville, North Carolina (Address of Principal Executive Offices)	27560 (Zip Code)

CHARLES & COLVARD, LTD. 2008 stock INCENTIVE plan, AS AMENDED

(Full title of the plan)

Suzanne T. Miglucci

President and Chief Executive Officer

Charles & Colvard, Ltd.

170 Southport Drive

Morrisville, North Carolina 27560

(Name and address of agent for service)

(919) 468-0399

(Telephone number, including area code, of agent for service)

Copy to:

Margaret N. Rosenfeld, Esq.

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

(919) 821-1220

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value per share	1,501,140 (1)	$1.06 (2)	$1,583,703 (2)	$159.48 (2)

(1)	Includes (a) 1,500,000 shares of Common Stock, no par value per share (“Common Stock”), of Charles & Colvard, Ltd. (the “Registrant”) that are authorized for issuance under the Registrant’s 2008 Stock Incentive Plan, as amended and approved by the Registrant’s shareholders at the annual meeting of shareholders held on May 18, 2016 (the “Plan”) and (b) 1,140 shares of Common Stock carried forward from the Registrant’s 1997 Omnibus Stock Plan and 1996 Stock Option Plan, which were subject to options that were forfeited, cancelled, or terminated, or expired or otherwise lapsed unexercised, and not previously registered with respect to the Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The maximum offering price per share information is based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on June 23, 2016.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by the Registrant to register an additional 1,501,140 shares of the Common Stock of the Registrant issuable under the Plan. As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 and consists of only those items required by General Instruction E to Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the prior Registration Statements relating to the Plan, Registration No. 333-151255 filed with the Commission on May 29, 2008 and Registration No. 333-204496 filed with the Commission on May 28, 2015, remain effective, and the contents of such Registration Statements are incorporated in this Registration Statement by this reference.

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Commission on March 8, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed with the Commission on April 29, 2016;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 8, 2016, March 21, 2016, April 28, 2016, and May 20, 2016; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on November 7, 1997, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered by this Registration Statement will be passed upon for the Registrant by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. As of the date of this Registration Statement, certain current individual attorneys with Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. beneficially own an aggregate of 72,237 shares of the Registrant’s Common Stock.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of BDO USA, LLP

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

99.1	Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on May 20, 2016)

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on this 27th day of June, 2016.

CHARLES & COLVARD, LTD.

By:	/s/ Suzanne T. Miglucci
Suzanne T. Miglucci President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Suzanne T. Miglucci and Kyle S. Macemore, and each of them individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Suzanne T. Miglucci	Director, President and Chief Executive Officer	June 27, 2016
Suzanne T. Miglucci	(Principal Executive Officer)

/s/ Kyle S. Macemore	Senior Vice President and Chief Financial Officer	June 27, 2016
Kyle S. Macemore	(Principal Financial Officer and Principal Accounting Officer)

/s/ Neal I. Goldman	Executive Chairman of the Board of Directors	June 27, 2016
Neal I. Goldman

/s/ Anne M. Butler	Director	June 27, 2016
Anne M. Butler

/s/ Jaqui Lividini	Director	June 27, 2016
Jaqui Lividini

/s/ Ollin B. Sykes	Director	June 27, 2016
Ollin B. Sykes

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of BDO USA, LLP

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

99.1	Charles & Colvard, Ltd. 2008 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on May 20, 2016)

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